Cingular Wireless Corrects Number of Customers Reported at End of Second Quarter of 2005
No impact on financial statements
Less than 0.3 percent of customer base
FOR IMMEDIATE RELEASE
ATLANTA – Cingular Wireless, a joint venture between SBC Communications Inc. (NYSE: SBC) and BellSouth Corporation (NYSE: BLS), said today that it has corrected the number of customers it reported at the end of the second quarter of 2005 from 51.596 million to 51.442 million.
     This change has no impact on the company’s previous financial statements, and represents less than 0.3 percent of Cingular’s customer base as of June 30, 2005, Cingular noted.
     During a reconciliation of its management reporting and billing systems conducted periodically after its acquisition of AT&T Wireless, Cingular discovered that its management reporting systems incorrectly reported certain subscriber activity. The company has taken appropriate corrective action and has revised customer counts and related data for the past three quarters. That revised information is posted on Cingular’s website.
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About Cingular Wireless
     Cingular Wireless is the largest wireless carrier in the United States, serving 51.44 million customers. Cingular, a joint venture between SBC Communications Inc. (NYSE: SBC) and BellSouth Corporation (NYSE: BLS), has the largest digital voice and data network in the nation — the ALLOVER (SM) network — and the largest mobile-to-mobile community of any national wireless carrier. Cingular is the only U.S. wireless carrier to offer Rollover (SM), the wireless plan that lets customers keep their unused monthly minutes. Details of the company are available at http://www.cingular.com. Get Cingular Wireless press releases e-mailed to you automatically. Sign up at http://www.cingular.com/newsroom.
FORWARD-LOOKING INFORMATION
     In addition to historical information, this document may contain forward-looking statements regarding events and financial trends. Factors that could affect future results and could cause actual results to differ materially from those expressed or implied in the forward-looking statements include:
--	the pervasive and intensifying competition in all markets where Cingular operates;

--	failure to quickly realize capital and expense synergies from the acquisition of AT&T Wireless as a result of technical, logistical, regulatory and other factors;

--	delays or inability of vendors to deliver hardware, software, handsets or network equipment;

--	problems associated with the transition of Cingular’s network to higher-speed technologies;

--	slow growth of Cingular’s data services due to lack of popular applications, terminal equipment, advanced technology and other factors;

--	sluggish economic and employment conditions in the markets Cingular serves;

--	the final outcome of FCC proceedings, including rulemakings, and judicial review, if any, of such proceedings;

--	enactment of additional state and federal laws, regulations and requirements pertaining to Cingular’s operations; and

--	the outcome of pending or threatened complaints and litigation.
     Such forward-looking information is given as of this date only, and Cingular assumes no duty to update this information.